Exhibit 10.2

July 31, 2009

Pulte Mortgage LLC

7475 S. Joliet Street

Englewood, CO 80112

Attn: Dave Bruining, CFO

Email: dave.bruining@pulte.com

Re: Transactions Terms Letter for Master Repurchase Agreement

Ladies and Gentlemen:

This Transactions Terms Letter is made and entered into, as of the date set forth above, by and between Bank of America, N.A. (“Buyer”) and Pulte Mortgage LLC (“Seller”). This Transactions Terms Letter supplements the Master Repurchase Agreement (the “Agreement”) by and between Buyer and Seller. In the event there exists any inconsistency between the Agreement and this Transactions Terms Letter, the latter shall be controlling notwithstanding anything contained in the Agreement to the contrary. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

Effective Date:	July 31, 2009

Expiration Date:	Expiring on July 30, 2010.

Aggregate Transaction Limit:	$35,000,000, increasing to $70,000,000 upon the closing of the Centex transaction, and provided no Event of Default is existing or shall occur as a result thereof.

Financial Covenants:	Seller shall maintain the following financial covenants:

(a) Minimum Tangible Net Worth (calculated per HUD guidelines): $52,800,000, excluding investment held in trust of the Seller in Joliet Mortgage Reinsurance Company.

(b)    Minimum Liquidity: Seller to maintain the sum of (i) unrestricted cash or unrestricted Cash Equivalents plus (ii) the market value of its unencumbered marketable securities plus (iii) the amount by which the aggregate Asset Value of all Purchased Mortgage Loans at such time exceeds the aggregate Purchase Price for all Transactions at such time, in a minimum amount equal to $15,000,000. For purposes of determining unrestricted Cash Equivalents, the Over/Under Account Balance and any available draws or excess collateral under Seller’s other warehouse or repurchase facilities shall be included. By way of example but not limitation, cash in escrow and/or impound accounts shall not be included in this calculation.

(c)    Maximum ratio of Total Liabilities and Warehouse Credit (Warehouse Credit is inclusive of outstandings on warehouse lines, repurchase facilities or other off balance sheet financing) to Tangible Net Worth: 10:1. (excluding the Early Purchase Program with Buyer)

Acknowledged: Pulte Mortgage LLC: Bank of America, N.A.:

Pulte Mortgage LLC

July 31, 2009

(d)    Net Income:  The sum of Seller’s reported net income/loss (as determined under GAAP) for any quarter ending before June 30, 2010, the period beginning July 1, 2009 and ending on the last day of such quarter, and for any date of determination ending on or after June 30, 2010, the four preceding quarters ending on such date shall maintain net income of not less than $1.00. Seller shall be allowed once during the life of the Agreement, to cure a violation, by receipt of a capital contribution of not less than the amount of the violation plus $1.00.

(e) Seller shall not add additional mortgage financing facilities (including warehouse, repurchase, purchase or off-balance sheet facilities) without prior written notification to Buyer.

(f)     Payment of Dividends: Seller may, without the prior written consent of Buyer, pay dividends to its shareholders, members, partners or owners provided that a Potential Default or an Event of Default is not existing and will not occur as a result thereof.

Other Covenants:	Seller shall maintain the following other covenants:

(a)    To help ensure that Seller has adequate approved investors for mortgage loans originated by Seller, Seller shall become and remain an approved client of Bank of America Home Loans Correspondent Lending (“Correspondent Lending”) and enter into an assignment of trade, direct trade, commitment or similar agreement with Correspondent Lending to sell at least 40% of the Corresponding Lending eligible mortgage loans originated by Seller (including at least 10% of the Conventional Conforming originations) per quarter to Correspondent Lending for the term of the Agreement. Such agreement shall also provide for a pair off fee of 25 basis points on the difference between the required volume and actual volume of mortgage loans sold to Correspondent Lending.

(b)    Delinquency Covenant. If, in any two consecutive fiscal quarters of Seller, the delinquency rate for first-lien residential mortgage loans originated by Seller and sold to Correspondent Lending is greater than one hundred and fifty percent (150%) of the average delinquency rate for first-lien residential mortgages sold by all clients of Correspondent Lending, Buyer may, with thirty (30) days prior written notice to Seller, terminate the Agreement.

(c)    Loss Mitigation Covenant. Seller agrees that, if (a) the sum total of all outstanding amounts owed by Seller to Correspondent Lending at the end of a calendar quarter is equal to or greater than 80% of Seller’s Tangible Net Worth or (b) with respect to fifty percent (50%) or more of the outstanding amounts, the average number of days the outstanding amounts have been outstanding exceeds 120 days, then, in either the case of (a) or (b), Buyer may, with thirty (30) days prior written notice to Seller, suspend Transactions under the Agreement and Correspondent Lending may immediately cease purchasing mortgage loans from Seller.

(d) Seller shall not have any undisputed receivables aged over sixty (60) days.

Acknowledged: Pulte Mortgage LLC: Bank of America, N.A.:

Pulte Mortgage LLC

July 31, 2009

Facility Fee:

Due annually, 35 basis points, payable in quarterly installments, with the first installment due prior to the Effective Date. Upon early termination of the Agreement by Seller, the entire Facility Fee will be due and owing. The fee is payable based on Aggregate Transactions Limit only and will be prorated in the event of increases.

Unused Facility Fees:	Waived

Transaction Request Deadline:	1:00 p.m. (Pacific time).

Deadline for Daily Receipt Of Purchase Advices by Buyer:	1:00 p.m. (Pacific time).

Minimum Over/Under Account Balance:	75 basis points of the combined Aggregate Transaction Limit and the Outstanding Loan Limit set forth within Seller’s EPP Addendum.

Seller shall be entitled to interest on a monthly basis thereon as follows:

(i)     if Seller’s average outstanding Transactions are at least five (5) times the average monthly Over/Under Account Balance, Seller shall be entitled to interest on a monthly basis thereon at an annual rate equal to the greater of LIBOR or 2%, plus the Conventional Conforming EPP SRP Enhancement Percent; or

(ii)    if Seller’s average outstanding Transactions are less than five (5) times the average monthly Over/Under Account Balance, Seller shall be entitled to interest on a monthly basis thereon at an annual rate equal to LIBOR. For the purpose of this calculation, average outstanding Transactions shall include EPP Loans under Seller’s EPP Addendum with Buyer.

Eligible Loans:

Each loan shall comply with Buyer’s and Correspondent Lending’s eligibility guidelines on their respective websites, and no loan shall be more than 30 days past its original funding date or contractually delinquent 30 days or more. These guidelines are subject to change at Buyer’s sole discretion.

Custodian:	Bank of America, N.A. (fka LaSalle Bank, N.A.)

Loans to Executive Officers, Directors,
Owners and Guarantors:

Transactions for a loan to be made to an executive officer, director or owner of Seller or any guarantor (if applicable) shall be subject to the prior approval of Buyer and such Transaction requirements as determined in Buyer’s sole discretion.

Acknowledged: Pulte Mortgage LLC: Bank of America, N.A.:

Pulte Mortgage LLC

July 31, 2009

Reporting requirements:

Financial Reports & Officer’s Certificate: Seller shall deliver to Buyer, within fifteen (15) days after the end of each month, financial statements of Seller, including statements of income and changes in shareholders’ equity (or its equivalent) for such month and the related balance sheet as at the end of such month, all in reasonable detail acceptable to Buyer and certified by the chief financial officer or other authorized officer of Seller, subject, however, to year-end audit adjustments and the absence of footnotes and schedules. Together with such financial statements, Seller shall deliver an officer’s certificate substantially in a form to be provided by Buyer, which shall include funding and production volume reports for the previous month, and a report summarizing demands by an Approved Investor or Insurer for the repurchase of a mortgage loan(s) or indemnification.

Annual Reports: Seller shall deliver to Buyer, within ninety (90) days after the end of each fiscal year of Seller, audited financial statements of Seller, including statements of income and changes in shareholders’ equity for such fiscal year and the related balance sheet as at the end of such fiscal year, all in reasonable detail acceptable to Buyer and certified by the chief financial officer of Seller stating, at a minimum, that the financial statements fairly present the financial condition and results of operations of Seller as of the end of, and for, such year.

Government Insuring Reports: Seller shall provide Buyer within thirty (30) days after the end of each quarter, or as requested by Buyer, the following government insuring reports (including 15 month history):

(a) Loans Originated - Current Defaults and Claims Reported – United States (from FHA Connection):
¡ Output option: all loans
¡ Performance period: current period
¡ All insured single family loans with a beginning amortization within the last two years
(b) HUD Pipeline/Uninsured Query:
¡ Date range: use default
¡ Sort by: originating ID in ascending order
(c) Indemnification Query:
¡ Date range: last five years
¡ Sort by: case # in descending order
(d) Late Endorsement Query:
¡ Loan status: Active, claimed
¡ Date range: last two year period
¡ Sort by: # days closing to Endr pkg Rcvd in descending order

Hedging Report: Seller shall deliver to Buyer each Monday, or as requested by Buyer, a loan and rate lock position report and hedge report (data elements to be agreed upon).

If requested by Buyer, Seller shall provide to Buyer within five (5) days of such request, in a form reasonably acceptable to Buyer, a detailed aging report of all outstanding loans on warehouse/ purchase/ repurchase facilities, and detail of all uninsured government loans.

Acknowledged: Pulte Mortgage LLC: Bank of America, N.A.:

Pulte Mortgage LLC

July 31, 2009

Reimbursement of Expenses:	Seller shall reimburse Buyer for certain costs and expenses as follows:

(a)  Early Termination: If Seller terminates the Agreement prior to the initial Transaction, Seller shall pay Buyer for all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with negotiation and execution of the Agreement and Transactions Terms Letter including, without limitation, legal fees, travel expenses and all other out-of-pocket costs and expenses related to the negotiation, approval and documentation of the Agreement. A reasonable estimate of such costs and expenses shall be $15,000. Seller will reimburse Buyer such costs and expenses within fifteen (15) days after receipt of an invoice from Buyer.

(b)  Legal and Due Diligence: Seller shall pay Buyer for all reasonable travel and third party expenses, estimated not to exceed $20,000, within fifteen (15) days after the Effective Date as reimbursement for Buyer’s legal and due diligence expenses in connection with the Agreement. Further, Seller shall reimburse Buyer on a quarterly basis for all out-of-pocket expenses incurred by Buyer in connection with any ongoing due diligence or monitoring of Seller.

(c)   Amendments: Buyer reserves the right to charge Seller a fee for any future amendments to the Agreement, Transactions Terms Letter, EPP Addendum, guaranty, covenant violation notices, or any other required legal document. The amendment fee shall be waived for any future amendments or modifications requested by Seller regarding increases to the Aggregate Transaction Limit.

Fees:	Wire Transfer Fee:	$15.00 per Transaction
	Non compliant Fee:	$25.00
	Wet Deficiency Fee:	$10.00 per day
	Other Fees:	As set forth within Schedule 1 hereto

Buyer’s Guidelines,
Policies and Procedures:

The terms and conditions of this Transactions Terms Letter and the Agreement shall be subject to Buyer’s guidelines, policies and procedures, as may be changed from time to time, as permitted under the Agreement. Buyer may communicate changes to its guidelines, policies and procedures to Seller via Buyer’s website, email or in writing.

Guarantors:	None.

(Signature page follows)

Acknowledged: Pulte Mortgage LLC: Bank of America, N.A.:

Pulte Mortgage LLC

July 31, 2009

Please acknowledge your agreement to the terms and conditions of this Transactions Terms Letter by signing in the appropriate space below and returning a copy of the same to the undersigned. Facsimile signatures shall be deemed valid and binding to the same extent as the original. Buyer shall have no obligation to honor the terms and conditions of this Transactions Terms Letter if Seller fails to fully execute and return this document to Buyer within thirty (30) days after the date of issuance.

Sincerely,		Agreed to and Accepted by:

Bank of America, N.A.		Pulte Mortgage LLC

By:	/s/ Jeffrey Martin	By:	/s/ David M. Bruining

Name:	Jeffrey Martin	Name:	David M. Bruining

Title:	AVP	Title:	SVP

Acknowledged: Pulte Mortgage LLC: Bank of America, N.A.:

SCHEDULE 1

(Eligible Mortgage Loans)

	Type Sublimit	Margin over 30 day LIBOR (B)	Type Purchase Price Percentage (A)	Maximum Dwell Time	Transaction Requirements

Type A: Conventional Conforming Mortgage Loans (Agency eligible 1st mortgages with Full/Alt doc types only)	100%	2.25	97	45 days	None

Type B: Government Mortgage Loans (1st mortgages only)	100%	2.25	97	45 days	None

Type B-1: Bond Loans (1st mortgages only)	20%	2.25	97	45 days	None

Type C: Jumbo Mortgage Loans (1st mortgages only, maximum loan amounts to $1,000,000)	10%	2.25	95	45 days	None

Noncompliant Mortgage Loans	7%	2.00 over the initial margin	See schedule 2	Additional 30 days

Wet Mortgage Loans	75%	Non-compliant or default spreads, as applicable, over the initial margin	1% less than the corresponding Type Purchase Price Percentage	7 business days
(A)	The Purchase Price shall be calculated and equal to multiplying the unpaid principal balance times the lesser of (i) the Type Purchase Price Percentage times the lesser of par, takeout price or current market price or; (ii) 98% of the takeout price or current market price or fair market value.
(B)	For the purpose of calculating the Margin over 30 day LIBOR, “LIBOR” shall mean the greater of (i) the daily rate per annum for one-month U.S. dollar denominated deposits as offered to prime banks in the London interbank market or (ii) 2%, as applicable.

—	All Transactions are to the closing table.
—	Delegated underwriting status does not satisfy the Transaction Requirements contained herein.
—	Transaction Requirement Definitions and Doc Type Definitions are set forth on Buyer’s website.
—	All loan amounts, FICO scores, LTV/CLTV, and document types shall meet Correspondent Lending guidelines.

SCHEDULE 2

Noncompliant Mortgage Loans (Applicable to dry Transactions only)

Days over Maximum Dwell Time	Reduction in Value of Purchased Asset
1 to 15 Days	20
16 to 30 Days	30
Investor Rejects	25

Acknowledged: Pulte Mortgage LLC: Bank of America, N.A.: